Filed Pursuant to Rule 433

Registration No. 333-228804

THE PNC FINANCIAL SERVICES GROUP, INC.

$700,000,000 1.15% SENIOR NOTES DUE AUGUST 13, 2026

Issuer:	The PNC Financial Services Group, Inc.

Security:	1.15% Senior Notes due August 13, 2026 (the “Senior Notes”)

Ranking:	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$700,000,000

Price to Investors:	99.811% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	August 10, 2021

Settlement Date:**	August 13, 2021 (T+3)

Maturity:	August 13, 2026

Use of Proceeds:	To finance or refinance, in whole or in part, Eligible Social Projects (as defined in the prospectus supplement), as described in the prospectus supplement.

Optional Redemption Date:	Redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date.

Coupon:	1.15% per annum

Interest Payment Dates:	Semi-annually in arrears on August 13 and February 13 of each year, commencing on February 13, 2022 and ending on the earlier of the optional redemption date or the maturity date.

Day Count:	30/360; Following Business Day Convention (Unadjusted)

Reference Benchmark:	UST 0.625% due July 31, 2026

Reference Benchmark Yield:	0.819%

Spread to Benchmark:	37 basis points

Re-offer Yield:	1.189%

CUSIP/ISIN:	693475 BB0 / US693475BB04

Book-Running Manager:	PNC Capital Markets LLC

Senior Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the Senior Notes will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes prior to the second business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest

Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling PNC Capital Markets LLC at 1-855-881-0697.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.